Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No.1 to Form S-8 (No. 333-274228, No. 333-227476 and No. 333-191383) of Acasti Pharma Inc.  of our report dated June 23, 2023, except for the effects of the reverse stock split described in Note 1, as to which the date is June 21, 2024, with respect to the consolidated financial statements of Acasti Pharma Inc. as of and for the year ended March 31, 2023 included in its Annual Report (Form 10-K) for the year ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montréal, Canada
October 8, 2024